Exhibit 10.44

FORM OF TERMS LETTER

April 2004

Stephen Cook

Telewest Communications Plc

160 Great Portland Street

London W1N 5TB

Copy:    Telewest Communications plc (Telewest)

 Export House

 Cawsey Way

 Woking

 Surrey

 GU21 6QX

Copy:    Telewest Communications Networks Limited (TCN)

 Export House

 Cawsey Way

 Woking

 Surrey

 GU21 6QX

Attention: Stephen Cook, General Counsel

Dear Stephen

Master Leasing Agreement dated 28 March 1996 between Telewest and R.B. Leasing (March) Limited (assigned to Royal Bank of Scotland (Industrial Leasing) Limited and all lease contracts entered into pursuant to that Master Leasing Agreement (the Telewest Leases); and Master Leasing Agreement dated 1 December 2000 made between TCN and Royal Bank Leasing Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited (assigned to Lombard Corporate Finance (June 2) Limited) and all lease contracts entered into pursuant to that Master Leasing Agreement (the TCN Leases) (together the Leases)

Following our meeting and subsequent telephone conversations, I set out below the basis on which we propose seeking approval for the waivers of the current breaches of the Leases and any breach which arises in the future by reason solely and directly of the Telewest restructuring or certain agreed events preceding the Telewest restructuring:

1.	The Royal Bank of Scotland plc reaches agreement with you in respect of their foreign exchange contracts with you;

2.	All Leases whose primary periods expire in 2010 and 2011 (the TCN Leases) are to be shortened so that the primary period will expire in September 2006;

3.	The rental profile on each Lease in 2 above will be amended to include payment of a balloon rental to fully amortise the relevant Lessor’s investment in each Lease;

Exhibit 10.44

FORM OF TERMS LETTER

4.	Margins on all Leases will be increased by 100 bps (post tax) from 31 March 2004, payment of the increased margin will be netted up and spread across the TCN Leases which will be maturing in 2006 and will be included in the balloon rentals referenced in 3 above;

5.	TCN shall no later than one business day before the Telewest scheme of arrangement becomes effective pay a default waiver fee of 1.5% (£471,400.15) on the capital amount outstanding on all the Leases as at 31 March 2004 (£31,426,676.55). In addition a supplementary rental in an amount of £528,599.85 will be payable on 30 September 2006 by TCN in respect of the Leases;

6.	The Telewest Leases are to be transferred by way of novation to TCN;

7.	Any Swap breakage costs that may arise in 2006 (following the acceleration of the TCN Leases to 2006) will be met in full by TCN. Prior to the expiry of the Leases in 2006, the Lessors will consider any request from TCN to extend the Leases and any proposal to mitigate any swap breakage costs that may arise on the revised maturity of the Leases. Any such request will be subject to our normal credit approval process at the time and accordingly no commitment can be given at this time;

8.	This letter is conditional on the Telewest scheme of arrangement becoming effective by the later of (a) 90 days after the date when the commitment letter between Telewest, TCN, Telewest Global, Inc. and Telewest UK Limited and TCN’s senior lenders is released from escrow or (b) 60 days after the date of any vote by creditors to approve the Telewest scheme of arrangement or the Telewest Finance (Jersey) Limited schemes of arrangement, subject to that vote occurring on or before 75 days after the date when the commitment letter between Telewest, TCN, Telewest Global, Inc. and Telewest UK Limited and TCN’s senior lenders is released from escrow; and

9.	Telewest shall pay (i) on the date of this letter all reasonable legal costs and expenses incurred by the Lessors up to the date of this letter in respect of advice as regards the Leases; and (ii) all ongoing reasonable legal costs and expenses incurred up until the date five business days before the effective date of the Telewest scheme of arrangement, including costs incurred to date of Norton Rose in respect of advice as regards the Leases, by no later than one business day before the effective date of the Telewest scheme of arrangement.

Would you please sign the enclosed copy of this letter by way of agreement of the indication of terms set out. When we have your agreement to the indication of terms above, we will seek the necessary approvals to waive the current breaches of the Leases and any breach which arises in the future by reason solely and directly of the Telewest restructuring or certain agreed events preceding the Telewest restructuring. Any such waiver will only become effective upon: (i) all of the foregoing terms being implemented to our reasonable satisfaction, (ii) the execution by Telewest and TCN of a Waiver and Agreement Letter in respect of such waiver, in a form agreed by the parties to that letter and (iii) the Telewest scheme of arrangement becoming effective.

Exhibit 10.44

FORM OF TERMS LETTER

Yours sincerely

Janice M Shiells

Royal Bank Leasing Limited

Enc.

Direct telephone: 01242 240404

Direct facsimile: 01242 224867

Email: Jan.Shiells@rbs.co.uk

Signed:	Date:

Print name:

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